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                                                                         Ex 99.1

                                                   (METAL MANAGEMENT, INC. LOGO)

                                               METAL MANAGEMENT, INC.
                                               325 N. LASALLE STREET - SUITE 550
                                               CHICAGO, ILLINOIS 60610
                                               www.mtlm.com
                                               NASDAQ: MTLM

FOR IMMEDIATE RELEASE

                          METAL MANAGEMENT ENTERS INTO
                         NEW FIVE-YEAR CREDIT AGREEMENT

CHICAGO, IL - MAY 10, 2006 - Metal Management, Inc. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced that it has entered into a new five-year credit agreement with a consortium of lenders led by LaSalle Bank, N.A. The agreement represents a credit commitment of $300 million with a maturity date of May 1, 2011.

The $300 million credit agreement, which replaces the previous $200 million credit agreement, is a revolving credit and letter of credit facility. Proceeds from the new credit agreement will be utilized to increase the Company's flexibility to pursue capital allocation opportunities that could include acquisitions, dividends or share repurchases. Borrowing costs are based on variable rates tied to the London Interbank Offered Rate ("LIBOR") plus a margin or prime rate plus or minus a margin. The margin is dependent on the Company's leverage ratio as determined by the trailing four fiscal quarters, which as currently measured results in an effective borrowing rate of approximately 5.95% per annum.

"For many years our banks, led by LaSalle Bank, have helped foster Metal Management's success and this credit agreement demonstrates LaSalle's commitment to the ongoing growth of our company," said Daniel W. Dienst, Chairman, President and Chief Executive Officer of Metal Management, Inc. "We are especially pleased that the annual interest expense under this agreement, including amortization related to deferred financing costs and unused line fees, will be significantly less than it was under our previous agreement. We appreciate our lenders' recognition of Metal Management's financial discipline, strong cash flow, and the outstanding performance made possible by the focus and dedication of the Company's talented employees."

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.
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FORWARD LOOKING STATEMENTS

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2005, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and under funded defined benefit pension plans.

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CONTACTS:

ANALYSTS & INVESTORS                       MEDIA
Robert C. Larry, Chief Financial Officer   Andrew B. Siegel
Metal Management, Inc.                     Joele Frank,
(312) 645-0700                             Wilkinson Brimmer Katcher
rlarry@mtlm.com                            (212) 355-4449 ext. 127